Exhibit 99, ACCT

NOTE 8 – OTHER INFORMATION

On October 17, 2022, in conjunction with the conversion to EA Series Trust and with the approval of the audit committee, BBD, LLP, was removed as the independent registered public accounting firm for the Fund.

In conjunction with the conversion, the Fund, with the approval of its Board of Trustees and its Audit Committee, engaged Cohen & Company, Ltd. as its new independent registered public accounting firm on October 17, 2022, to audit the Fund’s financial statements for the fiscal year ending June 30, 2023.

The report of BBD, LLP, on the financial statements of the Fund for the most recent fiscal period ended June 30, 2022 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

Exhibit 13A4a

March 10, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: EA Series Trust (EA Bridgeway Blue Chip ETF)

File no. 811-22961

Dear Sir or Madam:

We have read Exhibit 99, ACCT; Exhibit 13(a)(4) of Form N-CSRS of EA Bridgeway Blue Chip ETF, a series of EA Series Trust, dated March 10, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP.